Exhibit 99.2

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT
Under the
AMSOUTH BANCORPORATION 2006 LONG TERM INCENTIVE COMPENSATION PLAN

I am pleased to notify you that on October __, 2007 Regions Financial Corporation (“Regions”) granted you an award of restricted Stock Units (the “Award”) as specifically detailed in the enclosed Notice of Grant of Restricted Stock Unit Award (the “Notice of Grant”).

This Award was granted under the AmSouth Bancorporation 2006 Long Term Incentive Compensation Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Award. Capitalized terms that are not defined in this Award Agreement are references to defined terms in the Plan. The prospectus for the Plan, the Plan document itself, and a [Reference Outline](1) provide you helpful information and explanations related to your Award. All of these documents are obtainable by logging on to Wealthviews, the Regions online equity compensation management system. If you do not have access to Wealthviews or to a personal computer and would like copies of the documents, please contact Executive Compensation at (205) 801-0400. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan will control.

The grant date of your Award is October __, 2007. The Period of Restriction begins on the grant date and ends on the fifth anniversary of the grant date, at which time all restrictions will lapse, provided you are still employed by Regions or one of its Subsidiaries as of such fifth anniversary (except as provided below). On such date, the Award will be fully vested, and shares of the common stock of Regions equal to the number of Stock Units you were granted will be issued and released to your control.

During the Period of Restriction, the restricted Stock Units will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of restricted Stock Units rather than Restricted Stock, there are no voting rights applicable to these Stock Units. During the Period of Restriction, the Company will pay to you a cash compensation payment equivalent to any regular dividend declared on the Common Stock of Regions (each, a “Dividend Equivalent”). This Dividend Equivalent will be paid on the next regularly scheduled payroll date of the Company following the payment date of the dividend to Shareholders. Upon the lapse of restrictions, you may elect to satisfy any federal tax withholding requirements in whole or in part by reducing the number of shares of stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, during the Period of Restriction, a Change in Control occurs or your employment with Regions is terminated for any of the following reasons:

  Death,
  Disability,
  Involuntary termination by the Company for reasons other than "Cause" or
  Retirement at or after age 62

then the Period of Restriction and any other trading restrictions imposed upon your Award will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations, and shares of common stock of Regions equivalent to the Stock Units granted under this Award will be issued to you; provided, however, that if you are or become age 62 or older at any time during the Period of Restriction and if you are a “specified employee” at the time you separate from service with Regions, the shares of common stock of Regions described above shall be issued to you on the date that is six months after your separation from service, all as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

If you terminate employment with Regions during the Period of Restriction for any reason other than those listed above, your Award will be forfeited as of your termination date.

By signing the enclosed Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement and the Plan and you further acknowledge and agree as follows: (1) That this Award Agreement and the Plan set forth the entire agreement of Regions and you relating to the subject matter of this document and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modifications or waiver is authorized by the Compensation Committee (the “Committee”) of the Board of Directors of Regions (the “Board”) and is agreed to in writing signed by an officer of Regions actually authorized to do so, and (4) that this Award Agreement is binding on Regions’ and your successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a way that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or employee of Regions for any forfeiture of the Award that results from such action or omission.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By: /s/ C. Dowd Ritter

Name: C. Dowd Ritter
Title: President & CEO